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                     July 28, 2023

       Justin Mirro
       Chairman and Chief Executive Officer
       Kensington Capital Acquisition Corp. V
       1400 Old Country Road, Suite 301
       Westbury, NY 11590

                                                        Re: Kensington Capital
Acquisition Corp. V
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed July 14, 2023
                                                            File No. 001-40741

       Dear Justin Mirro:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Chuck Samuelson, Esq.